Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter or by-laws



MLP & Strategic Equity Fund, Inc.
811-22040


Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of the Amended and Restated By-laws for the above-referenced corporation.